Exhibit 10.2

Owens-Illinois, Inc.

November 21, 2006

Mr. Albert P.L. Stroucken

12 Apple Orchard Court

Dellwood, MN  55110

Re:          Employment

Dear Al:

On behalf of the Board of Directors of Owens-Illinois, Inc. (the “Company”), I am pleased to offer you employment as Chairman of the Board and Chief Executive Officer of the Company according to the material terms set forth on the attached Term Sheet, which are to be incorporated into a formal written employment agreement.

In addition, the Company agrees to grant you on your first day of employment, stock and options (“additional equity”) with a value equal to $3.75 million which represents a portion of the compensation, benefits, and/or equity that you will forfeit by reason of terminating employment with your current employer prior to March 31, 2007, the expiration of your current employment agreement.

The additional equity shall be (a) 50% in the form of unrestricted common stock of the Company (the “Stock”) and (b) 50% in the form of non-qualified stock options with an exercise price equal to the fair market value of the Company’s common stock on the date of grant as determined under the Owens-Illinois 2005 Incentive Award Plan and having a life of seven years, all of which will be fully vested and exercisable on the date of the grant thereof (the “Options”).  The value of the Stock will be the closing price of the Company’s common stock on the trading date immediately prior to your first day of employment and the value of the Options will be the Black-Scholes value on the date of grant.  Otherwise the Options shall have the same terms as the option grants noted on the attached term sheet.

Notwithstanding the foregoing, the Company may, at its sole option, replace the Stock with cash payable on your first day of employment, which after deducting taxes on the cash received; you will then invest in Stock purchased in the open market.  This purchase will not count towards the requirement that you purchase $1,000,000 of Company common stock.

As you are aware, the payment of the additional equity in stock and/or cash will be taxable compensation to you and will be subject to applicable tax withholding.  These taxes will be paid by reducing the number of shares of stock you own to the extent the cash to be paid will not cover the withholding and will reduce the amount of cash you will have available to purchase Company stock in the open market.

We understand that you will be providing some transition services to your current employer through the end of 2006. To the extent that such services do not interfere with the performance of your duties to O-I, we confirm that such services will not be considered a violation of any of your agreements with O-I.

We are pleased that you have agreed to join the Company and look forward to working with you in your new capacity.  Please acknowledge your acceptance of our offer by signing below and returning a copy of this letter to my attention.

Sincerely,

Anastasia D. Kelly
Chair, Compensation Committee

Agreed to and Accepted:

/s/ Albert P. L. Stroucken
Albert P.L. Stroucken

Date: November 21, 2006

2

Al Stroucken Employment Agreement Terms

	Type	Terms
1.	Position	CEO and Chairman of the Board

2.	Term of Agreement

December 1, 2006 or other agreed to date but not later than December 6, 2006 through-December 31, 2011 (the “Initial Term”); with 2 automatic 1 year renewals (the “Automatic Renewals”) unless Company or Al gives 9 mos. advance notice of non-renewal. If Company does not renew after the Initial Term, for either of the two one-year periods after the Initial Term, such non- renewal by the Company will be treated as termination without cause. However, any non-renewal of the contract by Al or by Company after the two Automatic Renewals will not result in a termination without cause, but a retirement of Al.

3.	Base Annual Salary	$950,000; plus increases as determined from time to time by the Compensation Committee of the Board

4.	Annual Bonus	According to Incentive Bonus Plan:
Target: 150% of Base Salary;
Maximum: 300% of Base Salary.
Bonus for 2007 guaranteed at minimum of Target, but is eligible for bonus over target based on performance.

5.	Equity	1.	Al will purchase common shares with a value of $1,000,000.
2.

Grants of stock options, restricted shares and performance shares (restricted stock units) to be made under 2005 Incentive Award Plan (or possible inducement plan with same terms) and terms of form stock option, restricted share and restricted stock units agreements.

• Initial sign-on grant with fair value equal to $3M, 50% of which would take the form of options and 50% of restricted stock

•  Additional grant in lieu of 2007 grant based on fair value equal to $3M at time of commencement of employment. 40% of which would be in the form of options, 20% in restricted stock and 40% in the form of performance shares. Options and restricted stock would be granted at the time of commencement of employment. The target number of performance shares would be determined at time of commencement of employment but would not be granted until normal 2007 cycle grant is made for other employees based on performance targets set for other employees.

For all such equity grants (a) the fair value would be determined using the same methodology used by the Company for expensing such instruments, (b) the terms of the grants (vesting periods, etc.) would be consistent with the terms used in the granting of such forms of equity to other employees of the Company, and the forms of the agreements under which the equity is granted would be consistent with those noted as S-K Item 601 Documents Nos. 10.29, 10.30 and 10.32 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

		3.	Participation in all equity and incentive plans in effect from time to time; plus additional equity at Board discretion.

6.	Retirement Benefits	•	401(k) plan with match
		•	Executive Deferred Savings Plan—excess 401(k) plan
•

Provided he neither resigns nor is terminated for cause prior to the expiration of the Initial Term, the Executive would receive upon his retirement from the Company a lump sum non-qualified pension benefit based on the Executive’s actual years of service with the Company, plus 1.5 years, and on the Executive’s final average earnings, as currently calculated under the Owens-Illinois Salary Retirement Plan and Supplemental Retirement Benefit Plan (the “Plans”). The lump-sum amount would be determined by calculating the actuarial equivalent of the 100% single life annuity amount on the date of retirement using (i) the applicable interest rate then in effect under the Plans and (ii) a remaining life expectancy at the time of retirement using the then applicable mortality table under the Plans.

7.	Employee Benefit Plans other than Perqs	Participation in O-I Employee benefit plans on same terms as other senior executives including:
		•	Health (medical, dental, vision, RX);
		•	Life;
		•	STD;
		•	LTD.

8.	Perqs	In accordance with O-I policy applicable to senior executives. Current perqs are:
		•	Car allowance of $24,000 per year;
		•	Executive life—pay premium and gross up for taxes on term policy minimum of 3X Base Salary;
		•	Use of company aircraft for business use, as well as personal use up to 50 hours annually;
		•	Access to O-I drivers;
		•	Tax and Financial services up to $15,000 per year, plus gross-up in accordance with O-I policy;
		•	Home security system;
		•	5 weeks of vacation;
		•	Relocation costs for move from MN (including temporary living expenses, and brokerage commission for sale of home in MN);
		•	Physical Exam-full cost with tax gross-up.
In addition:
		•	Payment of reasonable professional costs (e.g., legal and consulting) associated with this contract, subject to a negotiated maximum.
•

Upon termination at or anytime after the Initial Term, reimbursement for any loss on sale of home subject to a maximum reimbursement equal to 20% of the then appraised value of the home. (e.g., home appraised value is $1.2 million. Reimbursement for loss will not exceed $240,000, or 20% of the appraised value.) Loss on sale is difference between appraised value and actual sale price, after deducting brokerage commissions.

9.	Termination without Cause/Severance	Payable only if terminated without cause during term of agreement: Accrued Rights:
(A) Base Salary through date of termination;
(B) Annual bonus earned but unpaid for previous fiscal year;
(C) Employee Benefit entitlements.
Plus Severance Pay: Amount = 2 x Annual Base Salary plus Target Bonus, payable over 24 months

24 months continued health coverage at same rate as active employees unless enrolled for coverage in another employer’s health plan
Severance subject to release and continued compliance with 2 year non-compete / 2 year nonsolicitation and confidentiality requirements

Payments to be made in compliance with Section 409A

10.	Change of Control

If terminate employment without Cause within 1 year after Change of Control, or significantly reduce or alter responsibilities following a Change of Control; same as Termination without Cause with protection against negative excise tax.

Change of Control shall be defined as:

(a)      A transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)      During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board of Directors of the Company (the “Board”) together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in paragraphs (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)      The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)      Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)      After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this subparagraph (c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or
(d) The Company’s stockholders approve a liquidation or dissolution of the Company.

11.	Termination due to Death or Disability

Termination due to disability treated as a termination without Cause. Termination due to death or disability will also cause acceleration of vesting of any and all outstanding options, restricted stock and applicable LTIP and SERP.

Upon death, pay surviving spouse, or estate applicable Target Incentive Bonus earned and not paid and SERP.

12.	Other Termination—Voluntary and Cause	Accrued Rights:
A. Base Salary through date of termination;
B. Employee Benefit entitlements;
C. Annual bonus earned but unpaid for previous fiscal year for voluntary termination only.
Definition for Cause:

(i) the commission of an act of fraud against the Company or any affiliate thereof or embezzlement, (ii) breach of one or more of the following duties to the Company: (A) the duty of loyalty, (B) the duty not to take willful actions which would reasonably be viewed by the Company as placing the Executive’s interest in a position adverse to the interest of the Company, (C) the duty not to engage in self-dealing with respect to the Company’s assets, properties or business opportunities, (D) the duty of honesty or (E) any other fiduciary duty which the Executive owes to the Company, (iii) a conviction of the Executive (or a plea of nolo contendere in lieu thereof) for (A) a felony or (B) a crime involving fraud, dishonesty or moral turpitude, (iv) intentional misconduct as an Executive of the Company, including, but not limited to, knowing and intentional violation by the Executive of material written policies of the Company or specific directions of the Board, which policies or directives are neither illegal (or do not involve illegal conduct) nor do they require the Executive to violate reasonable business ethical standards, or (v) the failure of the Executive to substantially perform his duties for the Company (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company of such failure.

13.	Governing Law	OH; Arbitration of all contract disputes

14.	Other Misc	Miscellaneous provisions to be agreed upon.